Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hamilton Bank
Towson, Maryland

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Hamilton Bancorp, Inc. of our report dated June 13, 2012, on our audits of the consolidated financial statements of Hamilton Bank as of and for the years ended March 31, 2012 and 2011, which report is included in the Registration Statement on Form S-1 of Hamilton Bancorp, Inc., originally filed with the Securities and Exchange Commission on June 15, 2012 (Commission File No. 333-182151), as amended and declared effective on August 13, 2012.

/s/ Rowles & Company, LLP

Baltimore, MD
October, 2012